SunAmerica Focused Alpha Growth Fund, Inc.
RESULTS OF ANNUAL SHAREHOLDER MEETING -- April 25, 2008-- (unaudited)

The Annual Meeting of the Shareholders of the Fund (the Meeting) was held on April 25, 2008. At this meeting Mr. Samuel M. Eisenstat,
Mr. Stephen J. Gutman and Mr. Peter A. Harbeck were elected by shareholders to serve as the Class III Directors of the Fund for three-year terms, which expire at the annual meeting of shareholders to be held in 2011 and until their respective successors are duly elected and qualify.

The voting results of the Meeting to elect Mr. Samuel M. Eisenstat, Mr. Stephen J. Gutman and Mr. Peter A. Harbeck to the Board are as follows:

	Election of Mr. Samuel M. Eisenstat to the Board of Directors

			For 		Withheld 	Total
Shares Voted...		17,104,915 	2,106,081	19,210,996

	Election of Mr. Stephen J. Gutman to the Board of Directors

			For 		Withheld 	Total
Shares Voted...		17,087,641 	2,123,355	19,210,996

	Election of Mr. Peter A. Harbeck to the Board of Directors

			For 		Withheld 	Total
Shares Voted...		17,094,537 	2,116,459	19,210,996

The terms of office of Jeffrey S. Burum and William F. Devin (Class I, term expiring 2009) and Dr. Judith L. Craven and
William J. Shea (Class II, term expiring 2010) continued after the
Meeting.